EXHIBIT 10.2

                          PERSONAL EMPLOYMENT AGREEMENT
                    drawn up and signed on 19th December 2002

BETWEEN               DEFENSE INDUSTRIES INTERNATIONAL
                      An overseas company, no.
                      Whose address in Israel is Erez Industrial Area POB 779, Ashkelon 78101
                      (Hereinafler "the Company")

                                                      PARTY OF THE FIRST PART



AND                   TOSH BORIS, I.D. 069692648
                      of 58 Shapira St., Petach Tikva
                      (Hereinafter: "the Employee")

                                                     PARTY OF THE SECOND PART


    WHEREAS The Employee wishes to work for the Company in the position of Deputy General Manager;

    AND WHEREAS           the Employee has represented that he has suitable
                          knowledge, experience and skills to carry out his work for It; company;

    AND WHEREAS           the Company agrees to employee the Employee on the
                          terms set forth in this Agreement and the Employee accepts position as defined in this Agreement and/or in any other capacity and/or position that may be delegated to him by the Company;

    AND WHEREAS           the parties wish. to formalize the Employee's terms
                          of employment in this Agreement;

         THEREFORE THE PARTIES AGREE, STIPULATE AND DECLARE AS FOLLOWS:

1.   PREAMBLE AND SPECIAL TERMS

     1.1 The preamble to this agreement constitutes an integral part of it and will be interpreted as one of its provisions.

     1.2 The parties agree that everything specified in writing in the special terms, if any and marked as Schedule A to this Agreement. will constitute an integral. part of this agreement.

2.   TERM OF THE AGREEMENT

     2.1 This Agreement. will come into force en the Employee's first day of work at the Company, that is on 01.01.03.

     2.2 The Company's obligation towards the Employee will come into torte on the actual day he starts work in the Company.


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3.   DEFINITION OR THE EMPLOYEE'S POSITION

     3.1 It is agreed that the Employee's position will be defined as Deputy General Manager of the Company and will be responsible for managing negotiations on behalf of the Company with various clients, in order to promote Company sales significantly, and for this purpose he will be required to manage and supervise other employees, to work subject to the instructions given by the Company's General Manager and/or according to the decisions of the Company's Board of Directors and to represent the Company before various bodies and institutions as required by virtue of the position.

     3.2 As specified in the preambles. the above job definition does not detract from the Employee's obligation to work in the Company in the position and/or in any other area and/or job which may be imposed on him by the Company at its sole discretion.

     3.3 The job of the Employee in the Company will be to act and/or make use of his experience, to develop and increase the Company's revenues and in particular, to increase the volume of the Company's annual sales year on year. and on this basis he will also be personally compensated as specified in the salary clause below.

4.   SCOPE OF THE POSITION

     4.1 The Employee undertakes to carry out his work as required by the position in any location as instructed by the Company.

     4.2 The Employee undertakes to work extra hours as required by the position, all according to the Company's instructions and subject to the contents of this Agreement.

5.   SPECIAL AGREEMENT

     5.1 This agreement is personal and special and it formalizes and deals fully with the relationship between the Company and the Employee. and exclusively sets forth the Employee's terms of employment in the Company.

     5.2 In view of the contents of sub-clause 5. I above., the general and/or special group and/or other agreements, including any attachment thereto, which are drawn up from time to time between employees and the General Federation of Labor and/or agreements between the Company and any of its other employees, will not apply to the relationship between the parties under this Agreement, apart from the contents of any Extension Orders which may apply to the Employee by virtue of the law.


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6.   PERSONAL TRUST

     6.1 The Employee undertakes In perform his work with dedication and loyalty, to use all his skills. knowledge and experience for the benefit and promotion of the Company, and at a high level of efficiency and as determined by the Company.

     6.2 The Employee undertakes to comply with the Company's instructions regarding the manner of performing the work. and to strictly follow the instructions and guidelines of his superiors on behalf of the Company.

     6.3 During the term of the Agreement, the Employee will devote all his time, energy and skill to performing his work for the Company and he undertakes not to engage directly and/or indirectly. with and/or without pay. in any additional work and/or employment except with the Company's prior written permission.

     6.4 During the term of the Agreement. the Employee undertakes not to accept any payment or other benefits from any third party that arc directly and/or indirectly related to his work with the Company, if the Employee breaches this undertaking he will he considered to be in fundamental breach of this Agreement and in addition. the money or goods that he so receives will belong to the Company which may deduct this amount or the value of the goods from any money due to the Employee from if. and this without detracting from any other relief anchor remedy available to the Company according to this Agreement and/or any law.

     6.5 The Employee undertakes to inform the Company, immediately and without delay, of any matter or subject in which he has a personal interest and/or that are liable to give rise to a conflict of interest with his work in the Company.

     6.6 Employee undertakes to avoid any action or emission that causes and/or is likely to :anise any employee, customer nr supplier of the company to change and/or cancel any agreement with the Company, so long as such changes do not cause the Company any damage.

            The above undertaking will apply to the Employee during his period of work in the Company and during one year after the cessation of his work in the Company, for any reason whatsoever. If the Employee broaches the above undertaking, he wilt be considered le he in fundamental breach and in addition the Company may subtract the amount from any money due to the Employee from the Company, and this without detracting from any other relief and/or remedy available to the Company according to this Agreement and/or any law.

     6.7 The Employee hereby declares that he is personally responsible for the completeness and/or good working order of any Company equipment and/or assets which are entrusted to him end if it. emerges that any damage is canned 10 the Company willfully and/or with prior intent by the Employee and/or anyone acting on his behalf, then the Employee will bear all the costs and damages and 'or remedies granted to the Company by this agreement. and/or any law and it may deduct these costs and damages from any money due to the Employee from the Company.


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7.   LINKED CORPORATIONS:

     7.1 The Employee declares that he knows that there is a business and/or legal link between the Company and other corporation of which the Company and/or Company shareholders are numbered among their shareholders or in which they are partner's (hereinafter "Linked Corporations"). The Corporations linked to the Company are mentioned in the definitions section of clause 11(2) below; "Company's annual sales volume".

     7.2 The Employee hereby declares that his undertakings according to this Agreement are also valid with respect to the Linked Corporations, jointly and separately, notwithstanding the filet that there is no employee employer relationship of any kind whatsoever between him and the Linked Corporations.

     7.3    To remove any doubt, it is stressed that the contents of sub-clauses
            7.1 and 7.2 above do net impose on the Linked Corporations any obligation whatsoever with respect to the Employee and that an employee employer relationship exists solely between the patties to this Agreement, as specified in it.

8.   EXAMINATIONS

     The Employee undertakes to give the Company any lull and detailed information about his medical condition, as requested by the Company, and to notify any change in his medical condition after starting work at the Company, at the Company's request.

9.   PERIOD OF EMPLOYMENT

     The parties agree that the period of the Employee's employment in the Company will be subject to fulfillment of the Employee's undertakings and his success in his work, all to the satisfaction of the company's General Manager and or its Board of Directors, as defined in this Agreement and in particular in clause 3 above.

10.  WORKING DAYS AND HOURS OF WORK

     10.1 The Employee's days of work and hours of work in the Company will be according to the Company's instructions and at its sole discretion.

     10.2 The minimum extent of the work that the Employee is required to perform in the Company is at least 180 hours per month.

11.  SALARY

     11.1 For his work the Company will pay the Employee gross monthly salary of NIS22,000 per annum which includes all the benefits to which the Employee is entitled under this Agreement.


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     11.2   Definitions:

            A. EXTENT OF COMPANY'S ANNUAL SALES includes in this Matter the sales volume of all the following companies. together. for the purposes of calculating the annual sales of the Company. as specified below:

            (1) Defense Industries International

            (2) Export Erez

            (3) Mayotex. Ltd.

            (4) Achidatex Ltd.

            (5) Dragonwear Ltd.

            (6) M.G.M. Ltd. (although the Employee knows that at the time of signing this Agreement, an agreement between M.G.M. Ltd and the Company has not yet been signed, and all subject to the fact that such an agreement will be signed in future, if signed. For the purpose of calculating Company's annual sales, it is agreed that if such an agreement is signed between the Company and M.G.M. Ltd, the annual sales volume of M.G.M. Ltd.(hereinafter "M.G.M.") will be considered part of the Company's sales for the year 2002, all for the purpose of calculating the Company's annual sales. The addition of M.G.M. to the volume of annual sales is conditional on an agreement being signed between the Company and M.G.M. no later than 31.12.03).

            B. GROWTH IN ANNUAL SALES a growth in the volume of the Company's annual sales in the current year compared to the annual sales in the preceding year, as expressed in the Company's consolidated reports.

            C. DIFFERENCE IN THE VOLUME OF ANNUAL SALES the difference between the volume of Company sales in the current year compared to the volume of sale sin the preceding year.

            D. CALCULATION OF THE ADDITIONAL COMPENSATION multiplying the difference in the volume of annual sales by 1.5% (one and a half percent) only all according to the value of the Company's dollar rate. The Compensation will be paid according to the representative rate of the dollar as known at the time of payment.

     11.3 The Company will pay the Employee apart from what is stated in clause 11.1 above, in return for his work and success at managing the Company and promoting its sales and management. among other things and only according to the growth in the Company's annual sales. as specified below:


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     11.3.1 IN THE FIRST YEAR OF THE EMPLOYEE'S EMPLOYMENT IN THE COMPANY if
            there is a growth in the Company's annual sales in the current year compared to the previous one, as expressed in the Company's consolidated reports, then the Employee will be entitled to payment in addition to his salary as specified in clause 11.1 above, payment that is derived from his actual success in increasing the Company's annual sales volume, as follows:

            (1) The payment to which the Employee is entitled will be calculated according to the difference in the Company's sales volume in dollars, between annual sales in the year 2002 and annual sales in the year 2003 (hereinafter "the difference") and from this difference the Employee will be entitled to payment in shekels equal to the dollars, according to the representative rate of the dollar as known a the time of payment, on the basis of the difference multiplied by 1.5% as specified in the calculation of additional compensation above.

            (2) For this purpose each quarter the calculation will he made and if there is a. growth in sales compared to the volume of sales in the same quarter of the previous year, a partial bonus will he paid to the Employee, based on an increase in the quarterly difference (hereinafter: "the quarterly difference") between the years 2002 and 2003, so that the payment will be made in cash in the Employee's salary at the end of each quarter, in shekels equal to the dollar value of the quarterly difference times 1 5%. and the remainder will he calculated at the end of the year on an annual basis,

            (3) If the employee employer relationship is terminated before the end of a full. year. the calculation will be made as if the Employee was employed up to the end of the quarter in which the employee employer relationship terminated and the bonus calculation will be limited to those quarters in which the Employee was employed, according to the calculation of the additional compensation, as specified above.

            (4) If there is no growth in the sales volume, the Employer will not be entitled to the additional payments stated above.

     11.3.2 IN THE YEARS FOLLOWING THE FIRST YEAR the key to the benefit will be any growth in sales of that year relative to the preceding veal. (hereinafter: "the difference between the annual sales volumes") and the Employee will be entitled to an additional overall benefit, like the addition to his salary specified in clause 11.1, and all subject to fulfillment of all the following conditions:

            (1) There is a growth in the Company's annual sales volume, the
                Employee will receive in his salary at they end of rhea year an amount in shekels equal to the dollars representing the 111;i since in growth between the annual sales volumes times 1.5%, as a calculation of the, additional compensation.


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            (2) At his sole discretion the Employee may choose that instead of the compensation specified in clause 11.3.2 (1) above, he will receive options relating to that compensation due to him or part of it, all according to actual realization (hereinafter "the options") as specified below.

                Each option can be purchased for $1 (one US dollar), in relation to the additional compensation actually realized, at the Employee's discretion, and the options will be exchangeable for 2 ordinary shares, at the Employee's option (hereinafter "the allocation day"), as explained below:

                2.1 At the end of the first year, the Employee's choice will apply to eligibility for the options plan as defined in Ibis clause. which will continue for five consecutive years. as necessary. At the beginning of each of the above years, starting from the serried year of employment and during five consecutive years thereafter, each year will be calculated separately from the preceding one.

                2.2 In order to remove any doubt it is hereby clarified that if the Employee chooses to realize his rights under the option plan, then the Employee will be eligible to receive any monetary compensation in return for the part that. is not realized, all as specified in clause 11.3.2 (1) above, so that. the option plan is a replacement for that pall of the compensation that is not realized as stated in clause 11.3.2(1) above.

                2.3 Converting the options to ordinary shares: the right of conversion to ordinary shares of each of the options belonging to a particular annual allocation will apply at the following times:

                o 1/3 of the quantity of options will be free for conversion ONE year from the date of allocation.


                o An additional 1/3 of the quantity will be free for conversion TWO years from the date of allocation.

                o An additional 1/3 of the quantity will be free for conversion THREE years from the date of allocation.


                2.4 Maintaining the real value of the options: The relative value of the options, and as a result of that the relative value of the shares to be exchanged in future on. the basis of these options, out of the total share capital, will not be affected even if there is any change in the share capital as a result of a benefit linked to the share capital that has or may have an adverse effect on the value of the options and/or the shares to be converted in future.


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                2.5 To remove all it is hereby clarified that if the Employee does not fulfill the stipulations of clause 11.3.2.1 above, regarding the growth in the Company's annual sales in the current year compared to the preceding one, then the Employee will not be entitled to receive any option and/or any additional compensation whatsoever to his salary as in clause 11.1 above.

                2.6 For the purpose of realizing the options, the Employee must send a written notice by registered mail to the Company al its address given above.

     11.3.3 The salary will he paid once a month, no later than the ninth day of each Gregorian month for the previous month.

     11.3.4 From the second month of work onwards, the salary will be augmented by cost of living increases and salary increases as stipulated from time to time in the general group agreement between the Coordination Bureau of the Financial Organizations and the General Federation of Labor in Israel according to the Extension Orders published from time to time by law for all employees in the economy.

     11.3.5 The salary stated in sub-clause 1 above is gross and includes all the additions and/or accompanying expenses, apart from those specifically stated in writing in this Agreement and/or agreed in advance in writing between the parties in future.

12.  GENERAL/SOCIAL CONDITIONS

     12.1 EXECUTIVE INSURANCE/PENSION The Company undertakes to continue paying for the Employee, during his employment in the Company insurance in the framework of existing policies, adjusted for his gross salary as updated from time to time. On termination of the employee employer relationship all elements of the executive insurance/pension plan will be automatically released in favor of the Employee.

     12.2 TRAINING FUND The Company undertakes to continue making deposits into the existing training fund and/or the new one to be opened when the time comes, adjusted to the Employee's gross salary as updated from time to time. On termination of the employee employer relationship, all elements of the fund savings will be automatically released in favor of the Employee.

     12.3 VEHICLE - The Employee is entitled to receive a level 3 car from the Company for work purposes. The value of' the vehicle will he incorporated in the Employee's salary, as mentioned in clause 11.1 above.


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13.  ANNUAL LEAVE AND RECUPERATION PAY

     13.1 The Employee will be entitled to annual leave of one month's working days each year.

     13.2 The leave cannot be accumulated except with the Company's written approval. Unused annual leave can he redeemed for money according to the dates set by the Company.

     13.3 Leave dates will be arranged. in advance with the Company and require its approval.

     13.4 The Employee will be entitled to recuperation pay for 10 days each year.

14.  SICKNESS

     14.1 The Employee will be entitled to paid sick leave as provided in the Sick Leave Act 5736-1976.

     14.2 The Employee will not be entitled to payment of sick leave from the Company if he is paid by his insurance and/or in any other framework.

     14.3 It is agreed that accumulated unused sick leave cannot be redeemed for money.

15.  RESERVE DUTY

     15.1 During military reserve duty the Employee will be entitled to receive his full salary from the Company as stated in this agreement.

     15.2 The Employee undertakes to give the Company, immediately alter finishing his reserve duty, suitable confirmation for submission in the National Insurance Institute, so that the Company can claim its due from the NII.

     15.3 If such confirmation is not produced by the Employee to the Company within 7 days of the end of his reserve duty, then the amount that the Company should have received from the NII for his reserve duty will be deducted from his salary.

     15.4 The Company knows that the Employee does one day stints of IDF reserve duty and therefore all the calculations and/or confirmations specified in this clause will be dealt with separately for each quarter.

16.  EXPENSES

     The Employee is entitled to be reimbursed for living expenses and other expenses incurred during his work as approved by the Company management each and every month, all for the purposes of carrying out his work for the Company.

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17.  TAXES AND COMPULSORY PAYMENTS

     The amounts mentioned in this Agreement relating to salary payments and additional benefits are all gross amounts (unless otherwise explicitly stated) and the Company may deduct from them, before actual payment is made to the Employee taxes and other compulsory payments that the Employee owes or will owe. according to any law.

18.  NOTICE

     The Company will inform the Employee if it wishes to terminate the relationship with him under this contract 45 days in advance of its intention to terminate his employment in the Company during the first year of work. In the same way the Employee undertakes to inform the Company of his intention to cease working for the Company at any time, with prior notice of 45 days during his first year. Such notice and/or notices will be sent by either party to the other by registered mail to the address appearing in this Agreement. All periods mentioned in this clause will change from the second year onwards to 60 days instead of 45 days.

19.  CONFIDENTIALITY

     19.1 During the Employee's period of employment with the Company, the Employee undertakes not to transfer or make use of Company information or information that reaches him as part of his work for the Company and/or relating to the Company, which is not in the public domain, and for a period of 12 months from the end of his employment in the Company.

     19.2 During the Employee's period of employment with the Company, and for 12 months thereafter as specified in clause 19.1 above, the Employee undertakes to maintain the confidentiality of everything relating to Company business and matters and not to harm the Company's reputation and/or its pool of customers in any way.

     19.3 The Employee declares and confirms that any material documents and/or information relating to his work in the Company in which he receives during and/or as a result of his work in the Company are the exclusive property of the Company and he must maintain full confidentiality in this respect, both during his employment in the Company and for 12 months from the end of his employment.

     19.4 The parties agree that without detracting from the foregoing, the above includes any information relating to the Company where transferring, revealing or making use of it may harm the Company and/or may benefit one or more of the Company's competitors in their competing business activities.

     19.5 The framework of Company secrets also includes information about Company jobs, assets and equipment, its list of employees, its list of customers and its list of suppliers.

     19.6 Any invention and/or idea discovered by the Employee during his work for the Company in connection with the Company business will be considered company property and will belong to it exclusively, and the Company may do as it pleases and register the said invention or idea in its name.


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     19.7   The Employee hereby declares that he understands the restrictions placed on him in sub-clauses 19.1-6 above and that in consideration of the terms of the Agreement and the compensation that he is to receive thereby, he considers them reasonable and acceptable demands.

20.  PROHIBITION ON COMPETITION

     20.1 The Employee undertakes that for 12 months after the end of his employment with the Company he will not for any reason approach any of the Company's customers and/or will not receive from Company customers nor from any person, company or other body any order, proposal or other deal in which the Company is engaged at that time or intending to engage.

     20.2 The undertaking in sub-clause 20.1 above will apply to the Employee alone and/or together with any other person and/or persons and/or other company and/or any other body that are engaged in and/or about to engage in similar business and/or likely to compete with the Company.

     20.3 The Employees hereby declares that he understands the restrictions placed on him in sub-clauses 20.1-2 above and that in consideration of the terms of the Agreement and the compensation that he is to receive thereby, he considers them reasonable and logical demands.

21.  ENDING THE RELATIONSHIP

     21.1 Without detracting from the Company's authority to dismiss the Employee during his period of employment as specified in the section "Period of Employment" in this Agreement, the parties agree that if the Employee fails to meet the Company's expectations and targets all as specified in clause 3 above, then the Company may dismiss the Employee, with prior notice as specified in clause 18 above.

     21.2 Notwithstanding the contents of sub-clause 21.1 above, and without detracting from the authority granted to the Company in the section on "Period of Employment" in this Agreement, the Company may dismiss the Employee with no prior notice and without paying any dismissal compensation in the following cases;

            (1) Serious breach of trust by the Employee and/or

            (2) Passing on Company secrets without its permission, and/or

            (3) Causing any employee or customer or supplier of the Company to change or cancel an agreement with the Company and this causing it damage, and/or

            (4) Working in another place without the Company's permission.


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     21.3   The Company retains the right not to make use of the prior notice period as specified above, in full or in par, to dismiss the Employee immediately and to pay him in lieu of that period of the prior notice in which he does not work. The basis for calculating the monetary value of the prior notice period will be the last salary for the last month of work including associated conditions.

     21.4 If the Employee voluntarily resigns, then the Company will pay the Employee for the prior notice period, so that the Employee may hand over his work to his successor in a fitting manner, with explanations based on his experience of managing the Company, and all if the Company so wishes.

     21.5 If the Employee resigns without giving the Company prior notice as required. the Employee will compensate the Company to the amount of the salary he would have received for the prior notice period that he did not work, and the Company may deduct this amount from any money it may owe the Employee without detracting from any relief and/or remedy granted to the Company according to this Agreement and/or any law.

HANDLING OVER THE JOB

     22.1 If the Employee's employment with the Company is terminated or ends, the Employee undertakes immediately to return to the Company all equipment, documents, information and any other material which he received or which was prepared by him in connection with his work until his employment ended or was terminated.

     22.2 The Employee undertakes to hand over his job in an orderly manner to his replacement and/or according to the Company's instructions and to cooperate with the Company so that the job is handed over in a fit and proper manner.

23.  WAIVER OR PRECEDENT

     If the Company waives any right granted to it under this Agreement, such waiver will not constitute a precedent regarding any other identical or similar case, will not be used to judge any other identical or similar case, and the Company will not be prevented from subsequently at any time claiming any right which it previously waived.

24.  VALIDITY OF PREVIOUS AGREEMENTS

     This agreement replaces any previous agreements, whether written or verbal, between the Company and the Employee.

25.  CANCELLATION OR CHANGE.

     Any change and/or cancellation of any of the clauses of this Agreement will be exclusively in a written document to be signed by the parties.

26.  JURISDICTION

     The parties hereby grant the Courts in Beer-Sheba local jurisdiction for any conflicts arising out of this Agreement and/or the relationship between the parties and/or from any actions or omissions relating to the engagement under this Agreement whether within the borders of the Sale of Israel or outside them.


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27.  INTERPRETATION

     27.1 The headings of the clauses in this Agreement arc given for convenience only and are not to be taken into account when interpreting the Agreement.

     27.2 The parties hereby agree that all the provisions of this Agreement show the views of the parties to the Agreement and their complete views in any case of interpretation.

     27.3 The parties hereby agree that the contents of this Agreement will not be subject to the rule of interpretation according to the views of its. formulators,

28.  NOTICES

     28.1 The addresses of the parties to this Agreement are as stated in the preamble.

     28.2 Any notice sent by registered mail by one of the parties to the other according to such address will be considered as delivered within 72 hours of being sent, and if delivered by hand, at the time of delivery.

                            IN WITNESS WHEREOF, the parties have set their hands


----------------------                          ------------------------------
The Employee                                    The Company